As filed with the Securities and Exchange Commission on September 30, 2008

Registration No. 333-141034

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APP PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	30-0431736
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1501 East Woodfield Road, Suite 300 East, Schaumburg, IL 60173

(Address of principal executive offices, including zip code)

American Pharmaceutical Partners, Inc. 2001 Stock Incentive Plan

American Pharmaceutical Partners, Inc. 2001 Employee Stock Purchase Plan

(Full title of the plan)

Richard Maroun

Chief Administrative Officer and General Counsel

1501 East Woodfield Road, Suite 300 East

Schaumburg, IL 60173

(847) 969-2700

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Scott Simpson

Michal Berkner

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank Street, Canary Wharf

London E14 5DS

+44 (0) 207 519 7000

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

On September 10, 2008, Fresenius Kabi Pharmaceuticals Holding, Inc. (“FK Holdings”) completed the acquisition of APP Pharmaceuticals, Inc. (the “Registrant”) pursuant to the merger (the “Merger”) contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated July 6, 2008, among Fresenius SE (“Fresenius”), a societas europaea organized under the laws of Germany, FK Holdings, an indirect, wholly-owned subsidiary of Fresenius, Fresenius Kabi Pharmaceuticals, LLC, a direct, wholly-owned subsidiary of FK Holdings, and the Registrant. As a result of the Merger, each outstanding share of common stock of the Registrant (“Common Stock”) and certain stock options and restricted stock units of the Registrant were converted into the right to receive $23.00 in cash, without interest, and one Contingent Value Right (“CVR”), issued by FK Holdings, and the Common Stock ceased to trade on The NASDAQ Stock Market LLC and a Form 25 was filed with the Securities and Exchange Commission to delist the Common Stock from The NASDAQ Stock Market LLC. As of the date hereof, the Common Stock has been cancelled and delisted from The NASDAQ Stock Market LLC.

Pursuant to the undertaking contained in the Registration Statement No. 333-141034 on Form S-8 (the “Registration Statement”) to remove from registration, by means of a post-effective amendment, any securities registered which remain unsold at the termination of the offering, the Registrant is filing this Post-Effective Amendment No. 2 to the Registration Statement solely to deregister any and all securities previously registered under the Registration Statement that remain unsold at the time the Registrant’s Form 15, filed with the Securities and Exchange Commission on September 22, 2008, became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, APP Pharmaceuticals, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 30th day of September, 2008.

APP PHARMACEUTICALS, INC.

By:	/s/ Richard E. Maroun
Name:	Richard E. Maroun
Title:	Chief Administrative Officer and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas H. Silberg Thomas H. Silberg	Chief Executive Officer (Principal Executive Officer)	September 30, 2008

/s/ Richard J. Tajak Richard J. Tajak	Chief Financial Officer (Principal Financial and Accounting Officer)	September 30, 2008

/s/ Ulf M. Schneider Ulf M. Schneider	Director	September 30, 2008

/s/ Rainer Baule Rainer Baule	Director	September 30, 2008